Exhibit 99.1

Press Release

October 27, 2016

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RECORD THIRD QUARTER NET INCOME, DECLARES QUARTERLY DIVIDEND.

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank, is pleased to report that third quarter 2016 net income was $5.8 million, or $0.36 per diluted common share. This is the highest net income ever recorded by the Company for the third quarter of any year. This compares to third quarter 2015 net income of $5.4 million, or $0.34 per diluted common share. On October 26, 2016, the Company’s Board of Directors declared a regular quarterly dividend of $0.17 per common share. This is equal to the highest quarterly dividend ever paid by the Company. The dividend is payable on November 23, 2016, to shareholders of record on November 9, 2016.

For the first nine months of 2016, net income was $17.0 million, or $1.05 per diluted common share, up from $15.8 million, or $0.98 per diluted common share, for the first nine months of 2015. The increase in net income for the third quarter and first nine months of 2016 compared to the same periods last year was primarily the result of higher net interest income, which was mainly due to loan growth.

“We are very pleased with the third quarter of 2016,” commented Dave Nelson, President and Chief Executive Officer of the Company. “Our key performance measures continue to be strong as compared to our peers. We are proud to say that this is the ninth consecutive quarter we have had record earnings for the respective quarter."

Brad Winterbottom, West Bank President, said, “Our exceptional loan growth in the first nine months of 2016 has helped us grow net interest income by 6.7 percent compared to the first nine months of 2015. Outstanding loan balances at September 30, 2016 were 11.5 percent higher than a year ago. While our loan growth during the third quarter of 2016 was modest, our pipeline of potential new business continues to be strong, and we have several construction loans yet to be funded. Our bankers continue to work very hard to foster new relationships and leverage existing ones.”

Eastern Iowa Market President, Jim Conard, commented, “We have seen 9.6 percent growth in the eastern Iowa loan portfolio from December 31, 2015 through September 30, 2016, which is primarily attributable to healthy loan demand in the active local commercial real estate market. Our clients have taken advantage of opportunities to add to their portfolios with financing provided by West Bank.”

“In Rochester, we are enjoying continued market share growth this year, which gives us momentum leading up to next month’s opening of our new Rochester bank building,” said Mike Zinser, Rochester Market President. “Our state-of-the-art, full-service bank will not only expand our physical presence in Rochester, but will also allow us to broaden our banking services.”  Zinser continued, “With last year’s addition of Natalie Jones to help build consumer banking in Rochester, we have now assembled a well-known and highly regarded consumer banking team.  The timing is right for us to continue our expansion as many valued households are now desiring a strong, local community bank. We expect business banking and consumer banking to complement each other in our effort to grow by simply providing what is important to our customers.”

The Company filed its report on Form 10-Q with the Securities and Exchange Commission this morning. Please refer to that document for a more in-depth discussion of our results. The Form 10-Q document is available on the Investor Relations section of West Bank's website at www.westbankstrong.com.

The Company will discuss its results in a conference call scheduled for 10:00 a.m. Central Time tomorrow, Friday, October 28, 2016. The telephone number for the conference call is 888-339-0814. A recording of the call will be available until November 11, 2016, by dialing 877-344-7529. The replay passcode is 10077826.

About West Bancorporation, Inc. (NASDAQ: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight offices in the Des Moines metropolitan area, one office in Iowa City, Iowa, one office in Coralville, Iowa and one office in Rochester, Minnesota.

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this press release. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue,” or similar references, or references to estimates, predictions or future events. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local, national and international economic conditions; changes in regulatory requirements, limitations and costs; changes in customers' acceptance of the Company's products and services; cyber-attacks; unexpected outcomes of existing or new litigation involving the Company; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	September 30, 2016	September 30, 2015
Assets
Cash and due from banks	$44,526	$36,194
Federal funds sold	6,324	18,592
Investment securities available for sale, at fair value	278,411	325,617
Investment securities held to maturity, at amortized cost	48,405	51,280
Federal Home Loan Bank stock, at cost	12,467	14,210
Loans	1,382,895	1,240,038
Allowance for loan losses	(15,958)	(14,660)
Loans, net	1,366,937	1,225,378
Premises and equipment, net	21,023	11,115
Bank-owned life insurance	32,956	32,657
Other assets	13,781	17,875
Total assets	$1,824,830	$1,732,918

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$483,434	$447,386
Interest-bearing:
Demand	264,640	241,250
Savings	637,044	578,775
Time of $250,000 or more	10,818	13,622
Other time	95,720	106,103
Total deposits	1,491,656	1,387,136
Short-term borrowings	35,420	61,660
Long-term borrowings	125,856	128,108
Other liabilities	7,034	6,797
Stockholders' equity	164,864	149,217
Total liabilities and stockholders' equity	$1,824,830	$1,732,918

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
CONSOLIDATED STATEMENTS OF INCOME	2016	2015	2016	2015
Interest income
Loans, including fees	$14,898	$13,313	$42,667	$38,934
Investment securities	1,771	1,806	5,704	5,493
Other	27	28	58	60
Total interest income	16,696	15,147	48,429	44,487
Interest expense
Deposits	872	500	2,401	1,622
Short-term borrowings	9	7	43	38
Long-term borrowings	1,094	934	3,292	2,804
Total interest expense	1,975	1,441	5,736	4,464
Net interest income	14,721	13,706	42,693	40,023
Provision for loan losses	200	200	900	400
Net interest income after provision for loan losses	14,521	13,506	41,793	39,623
Noninterest income
Service charges on deposit accounts	632	663	1,847	1,934
Debit card usage fees	450	463	1,372	1,367
Trust services	355	302	946	944
Increase in cash value of bank-owned life insurance	160	183	492	550
Gain from bank-owned life insurance	—	—	443	—
Realized investment securities gains, net	—	—	60	47
Other income	322	324	892	875
Total noninterest income	1,919	1,935	6,052	5,717
Noninterest expense
Salaries and employee benefits	4,154	4,056	12,644	12,051
Occupancy	1,038	1,031	2,972	3,090
Data processing	643	595	1,849	1,738
FDIC insurance	272	209	714	620
Other expenses	1,886	1,658	5,432	4,939
Total noninterest expense	7,993	7,549	23,611	22,438
Income before income taxes	8,447	7,892	24,234	22,902
Income taxes	2,634	2,466	7,249	7,101
Net income	$5,813	$5,426	$16,985	$15,801

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2016
3rd Quarter	$0.36	$0.36	$0.17	$20.52	$17.65
2nd Quarter	0.34	0.34	0.17	19.65	17.33
1st Quarter	0.35	0.35	0.16	19.58	16.04

2015
4th Quarter	0.37	0.37	0.16	21.09	17.74
3rd Quarter	0.34	0.34	0.16	20.99	17.67
2nd Quarter	0.33	0.33	0.16	20.46	17.98
1st Quarter	0.32	0.32	0.14	19.94	16.00
(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended September 30,		Nine Months Ended September 30,
SELECTED FINANCIAL MEASURES	2016	2015	2016	2015
Return on average assets	1.26%	1.28%	1.26%	1.28%
Return on average equity	14.20%	14.63%	14.29%	14.62%
Net interest margin	3.50%	3.59%	3.51%	3.59%
Efficiency ratio*	46.25%	46.30%	46.59%	47.12%

			As of September 30,
			2016	2015
Texas ratio*			0.55%	2.35%
Allowance for loan losses ratio			1.15%	1.18%
Tangible common equity ratio			9.03%	8.61%
* A lower ratio is more desirable.

Definitions of ratios:

•	Return on average assets - annualized net income divided by average assets.

•	Return on average equity - annualized net income divided by average stockholders' equity.

•	Net interest margin - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets divided by tangible assets.